Exhibit 10.69

Dated ___ April 2017

LIVANOVA PLC

Vivid Sehgal

SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT
THIS AGREEMENT is made on ___ April 2017
BETWEEN

(1)	LIVANOVA PLC, a company registered in England with registered number 09451374 and having its registered office at 20 Eastbourne Terrace, London W2 6LG, England (the “Company”); and

(2)	VIVID SEHGAL, residing at 35 Kent Avenue, Ealing, London W13 8BE, England (the “Executive”).
BACKGROUND

(A)	The Executive’s employment with the Company will terminate on 31 May 2017;

(B)	The Executive believes he has the Claims (as that term is defined below) arising out of the termination of his employment or otherwise;

(C)
The parties have entered into this Agreement for the purposes of recording and implementing the terms that they have agreed as full and final settlement of the Claims and any and all other claims that the Executive has and/or may have against the Company and any Group Company (as defined below) whether or not they are or could be in the contemplation of the parties at the date of this Agreement;

(D)	The parties agree that the conditions regulating settlement agreements under the Acts (as defined below) are satisfied by this Agreement; and

(E)	The Company is entering into this Agreement for itself and for all Group Companies, and is duly authorised to do so in that respect.
IT IS AGREED as follows:

1.	Definitions and interpretation

1.	Definitions

In this Agreement, unless the context otherwise requires:

“the Acts”	means the Employment Rights Act 1996 section 203(3) and the Equality Act 2010, section 147
“Claims”
means the claims that the Executive believes that he has against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents, being:
for breach of contract arising out of his employment, or termination of the employment, or otherwise;
for unfair dismissal under the Employment Rights Act 1996;
in relation to unauthorized deductions from wages;
for discrimination, harassment or victimisation on the grounds of age, sex, race or nationality or any other unlawful ground, pursuant to the Equality Act 2010;
for breach of contract or any other rights to or in respect of shares or other securities or securities based incentives in the Company or any Group Company;
for unlawful detriment under the Employment Rights Act 1996; and
under the Public Interest Disclosure Act 1998.

“Compensation Committee”	means the duly appointed compensation committee of the board of directors of the Company
“Group”
means the Company, any presently existing or future holding company or undertaking of the Company and any presently existing or future subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006)

“Group Company”	means any company within the Group
“Schedule”	means a schedule to this Agreement
“Termination Date”	means the 31 May 2017

2.	Interpretation and Construction
Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)
references to any statute or statutory provision (including any subordinate legislation) include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision;

(d)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(e)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(f)	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

3.	Headings
The headings in this Agreement are included for convenience only and shall be ignored in construing the Agreement.

2.	Termination of Employment and offices

1.
The employment of the Executive with the Company will terminate on the Termination Date. Up to and including the Termination Date, the Executive will continue to be bound by his current service agreement and his duties will include working to deliver a smooth transition to any successor as Chief Financial Officer of the Company appointed prior to the Termination Date. The Company acknowledges that the Executive has already made holiday arrangements for the last two weeks of May and confirms that he will not be required to change those.

2.
The Executive will immediately deliver to the Company the letter of resignation in terms of the draft letter set out at Schedule 1 confirming his resignation from his employment and from all directorships and other offices which the Executive holds in the Company and the Group.

3.
The Executive will do all such acts and things as the Company may require to effect his resignation from all offices to which the Executive was appointed in connection with or by reason of his employment by or appointment with the Company or any Group Company, including all trusteeships.

3.	PaymentS

1.	Subject to compliance by the Executive with the terms of this Agreement, the Company will (without admission of liability) pay to the Executive the following sums (the “Severance Payments”):

(a)	£239,067 as a payment in lieu of notice comprising four months of base salary, supplemental pension contribution and auto allowance and five months of 2017 target bonus; and (the “PILON”);

(b)	provision of seven months of supplemental health insurance coverage (1 June 2017 through 31 December 2017) at a cost of approximately £42,000; and

(c)	£100 in respect of the undertakings given in Clause 10.

2.
The Company shall pay the PILON in a single payment no later than 30 June 2017. No Severance Payments will be paid prior to the Company’s receipt of this Agreement duly executed by the Executive and his solicitor.

3.
The Severance Payments set out above are gross amounts and will be made after deduction of all payments or deductions required by law or owed by the Executive to the Company or any Group Company, including tax due on any benefits or payments made or to be made to the Executive in respect of his employment with the Company.

4.
Following the production of an appropriate copy VAT invoice identifying the Company as third party payor, the Company shall pay to the Adviser (as defined in clause 13(b)) up to a maximum of £10,000 in respect of the Executive's legal expenses incurred only in connection with the termination of his employment.

4.	Taxation

1.
The Company understands that the Severance Payments under Clauses 3.1(a) and 3.1(d) (together the “Taxable Amount”) will be subject to deduction by the Company of tax at the appropriate rate and employee’s National Insurance contributions before payment is made to the Executive. The Company will account to HMRC for the tax and National Insurance contributions deducted.

2.
The Executive will be responsible and liable for the payment of any tax and employee’s National Insurance contributions and any social security contributions and other employment related taxes wherever in the world arising (including any interest, penalties, costs and expenses) due in respect of the Severance Payments and the benefits and incentives (if any) set out in this Agreement (excluding the tax and National Insurance contributions deducted by the Company from the Taxable Amount) (the “Additional Tax”). The Executive will indemnify the Company and each Group Company and keep them indemnified on a continuing basis against all and any liability for Additional Tax that the Company or any Group Company may incur. No payment of Additional Tax will be made to HMRC or other relevant tax authority without first particulars of the proposed payment being given to the Executive so that he is given the opportunity, at his own expense, to dispute any such payment or liability with HMRC or other relevant authority.

5.	Payment of Accrued Sums and Expenses

1.
The Company will pay the Executive his basic salary and continue to provide any contractual benefits in respect of the period up to the Termination Date and pay in lieu of unused days of holiday which have accrued up to the Termination Date. For the purposes of calculating unused holiday, the Company acknowledges that the Executive has carried over 6 days from his 2016 annual holiday entitlement. The sums will be paid via payroll in the normal way and will be paid after deduction of tax and National Insurance contributions.

2.
The Executive will submit his final expenses claim made up to the Termination Date within 10 days after the Termination Date. The Company will reimburse the Executive for all expenses reasonably incurred in the proper performance of his duties in accordance with Company guidelines.

3.
Notwithstanding the termination of his employment, the Executive will continue to be eligible to receive a payment under the Company’s annual discretionary bonus plan (the “Bonus Plan”) in respect of the 2016 bonus year. The amount of any bonus will be calculated by reference to the same percentage of the target amount used to calculate the bonus awarded to other executives under the Bonus Plan. Any payment of bonus under the Bonus Plan will be paid in 2017 at the same time that bonus payments are made to other executives under the Bonus Plan.

6.	share incentives

1.
The Compensation Committee has determined, in accordance with its power under the LivaNova Plc 2015 Incentive Award Plan, that the 5,208 RSUs of the Executive’s RSUs granted pursuant to his award agreement dated 11 March 2016 that would have vested on 11 March 2018 shall vest on the Termination Date.

2.	All other RSU and SAR awards (or other awards that are linked to shares in the Company or any Group Company) granted to the Executive and not vested as of the Termination Date will lapse on that date.

7.	Warranties

1.	The Executive warrants that:

(a)	he has not raised any legal proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents; and

(b)
other than the Claims, as of the date of this Agreement, he has no further or outstanding claims or rights of action, being any further or outstanding claims or rights of action, whether under statute or common law (including contractual, tortious or other claims) and whether before an Employment Tribunal, court or otherwise and whether in the UK or any other jurisdiction in the world against the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents including in respect of or arising out of his employment, or the holding of any office with or investment in the Company or any Group Company or the termination of that employment or office (such claims or rights of action referred to as “Further Claims”).

2.
The Executive warrants as a strict condition to payment under this Agreement that there are no circumstances of which he is aware or of which he ought to be aware which could constitute a repudiatory breach by him of his contract of employment which would entitle or have entitled the Company to terminate his employment without notice.

3.
The Company warrants that as at the date of this Agreement it is not aware of any claims or circumstances giving rise to any claims against the Executive personally relating to the period in which he was an employee of the Company.

8.	Settlement

1.
Subject to clause 8.3, the Executive accepts the terms of this Agreement in full and final settlement of the Claims and all and any Further Claims, whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the date of this Agreement, which are waived and released in full. The Company accepts the terms of this Agreement in full and final settlement of any claims it or any Group Company has or may have, known or unknown, arising out of the Executive’s services to the Company or any Group Company.

2.
The Executive undertakes not to institute or pursue any proceedings against the Company or any Group Company or against any of its or their respective shareholders, officers, employees or agents before an Employment Tribunal, court or any other judicial body anywhere in the world in respect of the Claims or for any remedy arising from any Further Claims.

3.
The Executive does not waive his right to bring a claim for accrued rights under any pension scheme or damages for latent personal injuries and/or any latent industrial disease arising out of the course of his employment with the Company and/or the Group that are currently unknown to him. The Executive warrants that he is not aware of having any such personal injuries. These exceptions are the only claims which have not been settled by this Agreement.

4.
Subject to the terms of Clause 8.3, if any other claim emerges in law or in fact anywhere in the world based on anything done or omitted to be done during the period of the Executive’s employment by the Company which was not previously known or foreseeable by the Executive, then the Executive agrees that there should be no recourse to any remedy for the claim against the Company or any Group Company. The Executive acknowledges and accepts that in agreeing to the level of the Severance Payments he has taken into account that he has waived the right to pursue any such claims, whether foreseeable or not previously known, against the Company or any Group Company.

9.	Acknowledgement
The Executive acknowledges that the Company has entered into this Agreement and made the Severance Payments in reliance on the warranties and the undertakings given by him in Clause 7 and Clause 8 respectively. In the event of any breach by the Executive of any of those warranties or undertakings, the Severance Payments shall be repaid by him to the Company immediately and shall be recoverable by the Company as a debt.

10.	Confidentiality

1.	The Executive agrees he continues to owe a duty of confidentiality to the Company and to the Group after the Termination Date.

2.
The Executive undertakes not to do any act or thing that might reasonably be expected would damage the business, interests or reputation of the Company or any Group Company and will not make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

3.
Neither the Company nor any Group Company will authorise anyone to make or publish or cause to be made or published to anyone any statement or do any act or thing which it or they might reasonably expect would damage the interests or reputation of the Executive.

4.
The Executive acknowledges and agrees that whilst the consideration paid pursuant to Clause 3.1(d) represents valuable consideration it does not amount to an estimate of or cap on the loss or damage which the Company or any Group Company would suffer were the Executive to breach any of the obligations set out in this Clause.

11.	INDEMNIFICATION

1.
In September 2015, the Company and the Executive entered into a deed of indemnity ("the Deed") relating to acts and omissions of the Executive while employed by the Company. The Deed shall continue in full force and effect according to its terms notwithstanding the termination of the Executive's employment and directorship.

2.
The Company will, for a period of not less than six calendar years following the Termination Date, maintain directors’ and officers’ insurance for the benefit of the Executive in respect of those liabilities which he incurred as a director or officer of the Company or any Group Company and for which such insurance is normally available.

12.	Delivery Up

1.
The Executive will return to the Company’s premises on or before the Termination Date all books, documents, papers, data (including copies or extracts and whether in printed or electronic format), materials, credit cards, keys, security cards or other property of or relating to the business of the Company or the Group or its or their respective clients or suppliers. The Executive shall be entitled to retain for his personal use his company-assigned iPhone, iPad, and Surface Pro laptop computer, in each case without a company-paid wireless service plan.

2.
The Executive confirms that he will not, after the Termination Date, retain any confidential information relating to the Company or the Group, whether stored in electronic format or otherwise, except as may be retained with the express consent of the Company.

13.	Statutory settlement
This Agreement is made in compliance with the Acts which have been satisfied both generally and in the following particulars:

(a)
the Executive confirms that he has received independent legal advice on the terms and effect of this Agreement, and in particular its effect on his ability to pursue his rights before an Employment Tribunal or court;

(b)	the said legal advice has been given to the Executive by Jane Fielding whose address is Gowling WLG(UK) LLP, Two Snow Hill, Birmingham B4 6WR (the Adviser); and

(c)
the Adviser has confirmed to the Executive that she is a qualified solicitor holding a current practising certificate and in respect of whom there is in force a policy of professional indemnity insurance covering the risk of a claim against her and the said firm in respect of loss arising in consequence of the said advice and by signing the Certificate attached to this Agreement also confirms that she complies with the Acts.

14.	SERVICE AGREEMENT

1.
The Executive confirms that all clauses in his terms and conditions of employment with the Company that are described as applying after the termination of his employment including the restrictions set out in Clauses 15, 16 and 19, will continue to apply to him.

15.	counterparts
This Agreement may be executed in any number of counterparts, including facsimiles, each of which is an original and all of which together evidence the same agreement.

16.	Governing Law and Jurisdiction

1.	This Agreement is governed and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

2.	Any Group Company may enjoy the benefit of and enforce the terms of this Agreement in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
The “without prejudice” and “subject to contract” nature of this document shall cease to apply once executed by the parties.

Schedule 1	- RESIGNATION

Damien McDonald
LivaNova plc
20 Eastbourne Terrace
London, England
W2 6LG

[ Date]
Dear Damien:

LivaNova plc (the “Company”)I hereby resign with effect from 31 May 2017 as an employee and from all other offices which I hold in any Group Company.

Yours faithfully

Vivid Sehgal

Schedule 2	- CERTIFICATE OF INDEPENDENT LEGAL ADVISER

I Jane Fielding of Gowling WLG (UK) LLP whose address is Two Snow Hill, Birmingham B4 6WR confirm that I gave independent legal advice to Vivid Sehgal as to the terms and effect of the Agreement to which this certificate is attached (including the effect of Clauses 7, 8 and 9 in particular its effect on his ability to pursue his rights before a Court or Employment Tribunal.

I confirm that I am a solicitor of the Senior Courts holding a current practising certificate and that the statutory requirements relating to settlement agreements and compromise agreements set out in the Acts (as defined in the Agreement) have been met. Further, that there was in force at the time I gave the advice referred to above a policy of insurance covering the risk of a claim by Vivid Sehgal in respect of any loss arising in consequence of that advice.
Signed:
Dated:
IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	_________________________________

by LIVANOVA PLC	Damien McDonald
acting by Damien McDonald,
Chief Executive Officer

in the presence of:

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________

EXECUTED as a Deed
By VIVID SEHGAL

_________________________________

in the presence of:

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________